EXHIBIT 99.1
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
              The management of NGAS Resources, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process defined by or under the supervision of the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. They include policies and procedures that:
•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
              Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment, management has concluded that, as of December 31, 2010, the Company’s internal control over financial reporting is effective based on those criteria.

/s/ William S. Daugherty	/s/ Michael P. Windisch

William S. Daugherty,	Michael P. Windisch,
President and Chief Executive Officer	Chief Financial Officer
March 1, 2011	March 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
NGAS RESOURCES, INC.
               We have audited the accompanying consolidated balance sheets of NGAS Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years ended December 31, 2010. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
               We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
               In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NGAS Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
               The financial statements referred to above have been prepared assuming that the company will continue as a going concern. Note 2 to the consolidated financial statements describes the company’s agreement to be acquired in an all-stock transaction, subject to closing conditions, and the factors that raise substantial doubt about the company’s ability to continue as a going concern if the transaction is not completed. The consolidated financial statements for the year ended December 31, 2010 do not include any adjustments to reflect that outcome on the recoverability and classification of assets or the amounts and classifications of liabilities as of December 31, 2010.
/s/ Hall, Kistler & Company LLP
Canton, Ohio
February 28, 2011

NGAS Resources, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2010	2009

Current assets:
Cash	$6,844,475	$4,332,650
Accounts receivable	5,640,891	7,277,311
Note receivable	6,766,451	6,247,880
Prepaid expenses and other current assets	552,741	633,884
Loans to related parties	—	75,679

Total current assets	19,804,558	18,567,404

Bonds and deposits	258,945	258,695
Note receivable	—	6,766,451
Oil and gas properties	174,630,484	182,189,679
Property and equipment	9,475,659	5,113,093
Loans to related parties	—	171,429
Deferred financing costs	750,462	1,235,705
Goodwill	—	313,177

Total assets	$204,920,108	$214,615,633

LIABILITIES
Current liabilities:
Accounts payable	$5,562,836	$5,587,290
Accrued liabilities	1,385,797	938,829
Long-term debt, current portion	53,298,857	32,534,084
Fair value of derivative financial instruments	2,615,847	111
Customer drilling deposits	4,749,165	5,581,877

Total current liabilities	67,612,502	44,642,191

Deferred compensation	985,716	651,287
Deferred income taxes	9,534,798	12,559,549
Long-term debt	5,953,259	40,949,836
Fair value of derivative financial instruments	60,397	—
Other long-term liabilities	4,164,442	3,962,254

Total liabilities	88,311,114	102,765,117

SHAREHOLDERS’ EQUITY
Capital stock
Authorized:
5,000,000 Preferred shares
100,000,000 Common shares
Issued:
59,990,765 Common shares (2009 – 30,484,361)	141,053,661	117,142,639
21,100 Common shares held in treasury, at cost	(23,630)	(23,630)
Paid-in capital – options and warrants	4,807,929	4,467,246
To be issued:
9,185 Common shares (2009 – 9,185)	45,925	45,925

	145,883,885	121,632,180
Deficit	(29,274,891)	(9,781,664)

Total shareholders’ equity	116,608,994	111,850,516

Total liabilities and shareholders’ equity	$204,920,108	$214,615,633

See accompanying notes.

NGAS Resources, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
REVENUE

Contract drilling	$24,177,751	$24,279,345	$35,553,956
Oil and gas production	23,010,779	26,586,422	38,522,474
Gas transmission, compression and processing	3,631,587	6,957,906	10,330,234

Total revenue	50,820,117	57,823,673	84,406,664

DIRECT EXPENSES

Contract drilling	17,923,113	18,185,340	27,272,756
Oil and gas production	14,675,547	11,357,397	12,600,897
Gas transmission, compression and processing	581,499	3,159,331	4,107,763

Total direct expenses	33,180,159	32,702,068	43,981,416

OTHER EXPENSES (INCOME)

Selling, general and administrative	12,073,792	11,658,541	14,005,041
Options, warrants and deferred compensation	675,113	1,307,194	911,561
Depreciation, depletion and amortization	13,280,961	14,019,826	12,418,234
Bad debt expense	246,570	—	749,035
Interest expense	7,093,001	9,049,931	5,575,007
Interest income	(821,923)	(355,675)	(95,774)
Loss (gain) on sale of assets	219,879	(3,346,491)	(14,104)
Fair value loss (gain) on derivative financial instruments	4,394,953	(14,726)	—
Refinancing costs	625,344	—	—
Loss on carrying value of convertible debt	2,356,024	—	—
Impairment of goodwill	313,177	—	—
Other, net	(298,955)	845,560	139,176

Total other expenses	40,157,936	33,164,160	33,688,176

INCOME (LOSS) BEFORE INCOME TAXES	(22,517,978)	(8,042,555)	6,737,072

INCOME TAX EXPENSE (BENEFIT)	(3,024,751)	(341,394)	3,800,797

NET INCOME (LOSS)	$(19,493,227)	$(7,701,161)	$2,936,275

NET INCOME (LOSS) PER SHARE

Basic	$ (0.50)	$ (0.27)	$ 0.11

Diluted	$ (0.50)	$ (0.27)	$ 0.11

SHARES OUTSTANDING:

Basic	39,318,038	28,256,253	26,409,275

Diluted	39,318,038	28,256,253	26,910,642

See accompanying notes.

NGAS Resources, Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31,
	2010		2009		2008
	Shares	Amount	Shares	Amount	Shares	Amount
COMMON STOCK

Beginning balance	30,484,361	$117,142,639	26,543,646	$110,626,912	26,136,064	$108,842,526

Amortization and redemption of convertible notes	22,433,061	13,940,719	—	—	—	—
Convertible note restructuring	3,037,151	5,188,333	—	—	—	—
Underwritten offering	3,960,000	4,701,968	3,480,000	6,089,476	—	—
Incentive plan stock awards	76,192	80,002	460,715	426,251	50,000	259,690
Stock options exercised	—	—	—	—	357,582	1,524,696

Ending balance	59,990,765	141,053,661	30,484,361	117,142,639	26,543,646	110,626,912

Treasury stock	(21,000)	(23,630)	(21,000)	(23,630)	(21,000)	(23,630)

Paid-in-capital – options and warrants		4,807,929		4,467,246		3,774,600

To be issued	9,185	45,925	9,185	45,925	9,185	45,925

DEFICIT

Beginning balance		(9,781,664)		(10,546,711)		(13,482,986)

Cumulative effect adjustment		—		8,466,208		—

Net income (loss)		(19,493,227)		(7,701,161)		2,936,275

Ending balance		(29,274,891)		(9,781,664)		(10,546,711)

TOTAL SHAREHOLDERS’ EQUITY		$116,608,994		$111,850,516		$103,877,096

See accompanying notes.

NGAS Resources, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES

Net income (loss)	$(19,493,227)	$(7,701,161)	$2,936,275

Adjustments to reconcile net income to net cash provided by operating activities:
Incentive bonus paid in common shares	80,002	426,251	259,690
Options, warrants and deferred compensation	675,113	1,307,194	911,561
Depreciation, depletion and amortization	13,280,961	14,019,826	12,418,234
Bad debt expense	246,570	—	749,035
Loss (gain) on sale of assets	219,879	(3,346,491)	(14,104)
Fair value loss (gain) on derivative financial instruments	4,394,953	(14,726)	—
Accretion of debt discount	2,866,394	3,925,531	—
Impairment of goodwill	313,177	—	—
Loss on carrying value of convertible debt	2,356,024	—	—
Deferred income taxes (benefit)	(3,024,751)	(389,927)	3,730,706
Changes in assets and liabilities:
Accounts receivable	1,636,420	3,172,862	(3,289,265)
Prepaid expenses and other current assets	81,143	(93,631)	(34,475)
Other non-current assets	—	—	3,242,790
Accounts payable	(24,454)	(6,774,802)	5,712,283
Accrued liabilities	446,968	263,688	(1,809,476)
Deferred compensation	—	(2,209,700)	—
Customer drilling deposits	(832,712)	3,318,922	(594,851)
Other long-term liabilities	202,188	276,405	2,514,782

Net cash provided by operating activities	3,424,648	6,180,241	26,733,185

INVESTING ACTIVITIES

Proceeds from sale of assets	7,060,390	37,516,732	66,555
Purchase of property and equipment	(6,059,075)	(2,861,741)	(504,329)
Change in bonds and deposits	(250)	15,203	(88,453)
Additions to oil and gas properties, net	(4,255,630)	(11,914,566)	(56,349,317)

Net cash provided by (used in) investing activities	(3,254,565)	22,755,628	(56,875,544)

FINANCING ACTIVITIES

Decrease in loans to related parties	538	3,509	6,447
Proceeds from issuance of common shares	4,701,968	6,089,476	1,190,006
Payments of deferred financing costs	(316,773)	(422,719)	(590,698)
Proceeds from issuance of long-term debt	4,480,000	2,300,000	29,740,000
Payments of long-term debt	(6,523,991)	(33,555,384)	(2,038,175)

Net cash provided by (used in) financing activities	2,341,742	(25,585,118)	28,307,580

Change in cash	2,511,825	3,350,751	(1,834,779)

Cash, beginning of year	4,332,650	981,899	2,816,678

Cash, end of year	$6,844,475	$4,332,650	$981,899

SUPPLEMENTAL DISCLOSURE

Interest paid	$3,033,437	$5,119,176	$5,575,759

Income taxes paid	—	—	—
See accompanying notes.

NGAS Resources, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 – Organization
               NGAS Resources, Inc. (NGAS) is an independent oil and gas exploration and production company focused on natural gas shale plays in in the eastern United States, principally in the southern Appalachian Basin. We were organized in 1979 under the laws of British Columbia. All of our operations are conducted by our wholly owned subsidiary, NGAS Production Co. (NGAS Production), and by several subsidiaries of NGAS Production. References to the company or to we, our or us include NGAS Production and its subsidiaries and interests in managed drilling partnerships.
Note 2 –Basis of Presentation and Going Concern
               General. The accompanying consolidated financial statements for each of the three years ended December 31, 2010 have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
               Going Concern. Our consolidated financial statements for the year ended December 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. In December 2010, following covenant defaults on our senior and convertible debt, we entered into a definitive agreement for the sale of the company in an all-stock transaction. Based on the factors described below, our ability to continue as a going concern would be subject to substantial doubt if we were unable to consummate the pending sale transaction, which is subject to various closing conditions. The financial statements do not include any adjustments to our recorded assets and liabilities that could be required in that event.
               ▪     Debt Covenant Defaults. On November 9, 2010, we reported that we were not in compliance with the leverage coverage covenant under our amended and restated credit agreement (credit agreement) as of the end of the third quarter. The covenant default triggered a cross default on the company’s 6% amortizing convertible notes due May 1, 2012 (convertible notes). The convertible notes are redeemable at the option of a holder at 125% of their principal amount or convertible at the lowest closing bid price of our common stock after the holder’s delivery of a redemption notice. At the time of the debt covenant defaults, we had outstanding borrowing of $35.8 million under our credit facility and $21.5 million of convertible notes outstanding.
               ▪     Conditional Forbearance. We obtained conditional forbearance from the debt covenant defaults under a limited waiver and amendment to the credit agreement entered with the lenders on November 19, 2010 (credit agreement amendment) and separate agreements entered with the note holders on December 14, 2010 (note agreements). The credit agreement amendment terminated the lending commitments for the credit facility and requires repayment of all obligations under the facility by March 31, 2011. The note agreements provide a cap on note conversions at 32 million shares and forbearance on note redemptions until the deadline imposed under the credit agreement amendment or any extension by the lenders. See Note 12 – Long-Term Debt.
               ▪     Arrangement Agreement. On December 23, 2010, the company entered into an arrangement agreement with Magnum Hunter Resources Corporation (Magnum Hunter), providing for the acquisition of NGAS by Magnum Hunter in an all-stock transaction (arrangement). Under the terms of the arrangement agreement, each common share of NGAS will be transferred to Magnum Hunter for the right to receive 0.0846 of a share of Magnum Hunter common stock. The consummation of the arrangement is subject to various conditions, including approval of the arrangement by the company’s shareholders, receipt of Canadian court approval, restructuring of the company’s gas gathering agreements and repayment of our senior and convertible debt by Magnum Hunter. See Note 20 – Commitments.
               ▪     Liquidity Constraints. We had cash and cash equivalents of $6.8 million at December 31, 2010 and a working capital deficit of $47.8 million, primarily reflecting our obligations under the credit facility and convertible notes. If we are unable to complete the arrangement or other qualifying transaction for repayment of our senior and convertible debt by the deadline imposed under the credit agreement amendment or any extension granted by the lenders, we could be forced into bankruptcy if the lenders or note holders choose to pursue their legal remedies.

Note 3 – Summary of Significant Accounting Policies
               Principles of Consolidation. The consolidated financial statements include the accounts of NGAS Production Co. and its wholly owned subsidiaries, including NGAS Securities, Inc. (NGAS Securities), which provides marketing support services for private placements in drilling partnerships sponsored by NGAS Production, and Sentra Corporation (Sentra), which owns and operates natural gas distribution facilities for two communities in Kentucky. The consolidated financial statements also reflect the interests of NGAS Production in managed drilling partnerships. See Note 17 – Related Party Transactions. We account for those interests using the proportionate consolidation method, with all material inter-company accounts and transactions eliminated on consolidation.
               Estimates. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses. The most significant estimates pertain to proved oil and gas reserves and related cash flow estimates used in impairment tests of goodwill and other long-lived assets, and estimates of future development, production and abandonment costs. The evaluations required for these estimates involve various uncertainties, and actual results could differ from the estimates.
               Oil and Gas Properties.
               ▪     Proved Properties. We follow the successful efforts method of accounting for oil and gas producing activities. Under this method, costs for exploratory discoveries and development costs for proved properties are capitalized and amortized on a unit-of-production basis over the estimated reserve life of the properties. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification) Topic (ASC) 360-10, Property, Plant and Equipment – Impairment or Disposal of Long-Lived Assets, we evaluate our proved oil and gas properties for impairment on a field-by-field basis whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If the evaluation indicates that undiscounted future net cash flows from estimated proved reserves of a property exceed its book value, the unamortized capital costs of the property would be reduced to its fair value.
               ▪     Exploratory Wells. We account for exploratory well costs under ASC 932-360-35, Extractive Industries-Oil and Gas–Property, Plant and Equipment—Subsequent Measurement, which provides for exploratory well costs to be initially capitalized but charged to expense unless the wells are determined to be successful within one year after completion of drilling. The one-year limitation may be exceeded only if reserves from an exploratory well are sufficient to justify its completion and sufficient progress has been made in assessing the economic and operating viability of the overall project. If an exploratory well does not meet both criteria, its capitalized costs must be expensed, net of any salvage value. Under ASC 932-235-50, annual disclosures are required about management’s evaluation of capitalized exploratory well costs, including disclosure of (i) net changes from period to period in the costs for wells that are pending the determination of proved reserves, (ii) the amount of any exploratory well costs that have been capitalized for more than one year after the completion of drilling and (iii) an aging of suspended exploratory well costs and the number of wells affected. See Note 5 – Oil and Gas Properties.
               ▪     Unproved Properties. Lease acquisition costs for unproved properties are capitalized and amortized based on a composite of factors, including past success, experience and average lease-term lives. Unamortized lease acquisition costs related to successful exploratory drilling are reclassified to proved properties and depleted on a units-of-production basis.
               ▪     Other Properties and Equipment. Other properties and equipment include well equipment, gathering and processing facilities, office equipment and other fixed assets. These items are recorded at cost and depreciated using either the straight-line method based on expected life of the assets, ranging from 3 to 25 years, or the unit-of-production method over the estimated reserve life of the underlying properties.
               Revenue Recognition. We recognize revenue on drilling contracts using the completed contract method of accounting for both financial reporting purposes and income tax purposes. This method is used because the typical contract is completed in three months or less, and our financial position and results of operations would not be significantly affected by using the percentage-of-completion method. A contract is considered complete when all remaining costs and risks are relatively insignificant. Oil and gas production revenue is recognized as production is extracted and sold. Other revenue is recognized at the time it is earned and we have a contractual right to receive it.

               Regulated Activities.
               ▪     NGAS Securities. NGAS Securities is a registered broker-dealer and member of the Financial Industry Regulatory Authority. Among other regulatory requirements, it is subject to the net capital provisions of Rule 15c3-1 under of the Securities Exchange Act of 1934 (Exchange Act). Because it does not hold customer funds or securities or owe money or securities to customers, NGAS Securities is required to maintain minimum net capital equal to the greater of $5,000 or 6.67% of its aggregate indebtedness. At December 31, 2010, NGAS Securities had net capital of $65,285 and aggregate indebtedness of $52,576.
               ▪     Sentra. Sentra’s gas distribution billing rates are regulated by Kentucky’s Public Service Commission based on recovery of purchased gas costs. We account for its operations based on the provisions of ASC 980-605, Regulated Operations–Revenue Recognition, which requires covered entities to record regulatory assets and liabilities resulting from actions of regulators. For the years ended December 31, 2010, 2009 and 2008, our gas transmission, compression and processing revenue includes gas utility sales from Sentra’s regulated operations aggregating $490,905, $539,374 and $565,727, respectively.
               Investments. Long-term investments in which we do not have significant influence are accounted for using the cost method. In the event of a permanent decline in value, an investment is written down to estimated realizable value, and any resulting loss is charged to earnings.
               Deferred Financing Costs. Other than refinancing costs for our convertible debt restructuring, financing costs for our convertible notes and secured credit facility are initially capitalized and amortized at rates based on the terms of the underlying debt instruments. Upon conversion of convertible notes, the principal amount converted is added to equity, net of a proportionate amount of the original financing costs. See Note 9 – Deferred Financing Costs.
               Goodwill. In accordance with the authoritative guidance, goodwill is tested for impairment annually and more frequently if events or changes in circumstances indicate that the carrying amount of goodwill or other reporting unit exceeds its fair value. We test goodwill impairment utilizing a fair value approach at a reporting unit level. See Note 10 – Goodwill.
               Customer Drilling Deposits. Net proceeds received under NGAS Production’s drilling contracts with sponsored drilling partnerships are recorded as customer drilling deposits at the time of receipt. We recognize revenues from contract drilling operations on the completed contract method as the wells are drilled, rather than when funds are received. Customer drilling deposits represent unapplied payments for wells that were not yet drilled as of the balance sheet dates. See Note 11 – Customer Drilling Deposits.
               Stock Options and Awards. We account for stock options and awards under the fair value recognition and measurement provisions of ASC 718, Compensation–Stock Compensation. See Note 13 – Capital Stock and Note 16 – Employee Benefits Plans.
               Deferred Compensation. Accruals for deferred compensation are recorded ratably based on estimated future payment dates and forfeiture rates for contingent payouts and benefits under retention programs for our executive officers and key employees. See Note 16 – Employee Benefits Plans.
               Deferred Income Taxes. We provide for income taxes using the asset and liability method. This requires that income taxes reflect the expected future tax consequences of temporary differences between the carrying amounts of assets or liabilities and their tax bases. Deferred income tax assets and liabilities are determined for each temporary difference based on the tax rates that are assumed to be in effect when the underlying items of income and expense are expected to be realized.
               Fair Value of Derivative Financial Instruments. We issued $37 million of 6% convertible notes in December 2005 (2005 notes) with a five-year maturity. During 2009, we adopted ASC 815-40-15, Contracts in Entity’s Own Equity, which required the embedded conversion feature of the 2005 notes to be bifurcated and treated as a derivative liability based on the fair value of the conversion feature as a stand-alone instrument. The transition provisions of ASC 815-40-15 required cumulative effect adjustments as of January 1, 2009 to reflect the amounts that would have been recognized if derivative fair value accounting had been applied from the original issuance date through the implementation date of the revised guidance. Our fair value analysis of the 2005 notes reflected an initial derivative liability of $16,575,445 for the embedded conversion feature. From the note issuance date through the end of 2008, we would have recorded fair value gains on derivative financial instruments of $16,560,608, offset by non-cash interest expenses totaling $8,094,400 reflecting accretion of the debt discount under the effective interest method. The unaccreted debt discount of $8,466,208 was recorded as a cumulative effect adjustment to retained deficit at January 1, 2009, resulting in an opening retained deficit of $2,080,503, as adjusted.

               Allowance for Doubtful Accounts. We maintain an allowance for doubtful accounts to reflect losses that could result from failures of counterparties to make payments on our receivables. When maintained, an allowance is based on factors including historical experience, aging and financial information. We recognized bad debt expenses of $246,570 in 2010 as reserves against loans receivable and $749,035 in 2008 as reserves against past due receivables. See Note 8 – Loans to Related Parties.
               Reclassifications and Adjustments. Certain amounts included in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.
               Subsequent Events. Except as discussed in Note 22, there were no events or transactions through February 28, 2011, the issuance date of the consolidated financial statements, requiring recognition or disclosure.
               Comprehensive Income and Loss. The consolidated financial statements do not include statements of comprehensive income (loss) since we had no items of comprehensive income or loss for the reported periods.
Note 4 – Recently Adopted Accounting Standards
               Except as described below, there have been no recent accounting pronouncements that could have a significant impact or potential impact on our financial position, results of operations, cash flows or financial statement disclosures.
               ASU 2010-09. In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09, Amendments to Certain Recognition and Disclosure Requirements, amending its guidance on subsequent events under ASC 855 to remove the requirement for SEC filers to disclose the date through which events or transactions occurring after the balance sheet date have been evaluated for potential recognition or disclosure. The ASU will be effective for the first reporting period after its issuance. ASC 855 became effective in June 2009, and its adoption did not affect our practices for evaluating, recording or disclosing subsequent events.
               ASU 2010-03. In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-03, Extractive Industries–Oil and Gas (Topic 932) – Oil and Gas Reserve Estimation and Disclosures. The ASU aligns industry-specific accounting standards for oil and gas producing activities with revised oil and gas reserve estimation and disclosure rules adopted by the Securities and Exchange Commission (SEC) at the end of 2008 and subsequently consolidated in Subpart 1200 of Regulation S-K and amendments to Rule 4-10 of Regulation S-X under the Exchange Act. We adopted the revised standards and reserve reporting rules on December 31, 2009, as discussed in Note 23 and Note 24.
Note 5 – Oil and Gas Properties
               Capitalized Costs and DD&A. The following table presents the capitalized costs and accumulated depreciation, depletion and amortization (DD&A) for our oil and gas properties, gathering facilities and well equipment as of December 31, 2010 and 2009.

	As of December 31,
	2010	2009

Proved oil and gas properties	$205,859,733	$203,670,153
Unproved oil and gas properties	6,372,939	5,441,933
Gathering facilities and well equipment	16,202,326	15,411,788

	228,434,998	224,523,874
Accumulated DD&A	(53,804,514)	(42,334,195)

Net oil and gas properties and equipment	$174,630,484	$182,189,679

               Exploratory Well Costs. The following tables show net changes in our capitalized exploratory well costs, together with the aging of these costs, for each reported period. As of December 31, 2010 and 2009, exploratory wells costs for nine wells had been capitalized for more than one year after drilling. Six of the wells were drilled during 2008 in our Licking River project, where we have development rights and a 50% interest in constrained gathering facilities. We suspended this project pending implementation of an operating plan for further infrastructure development with the successor to the co-owner of the existing facilities. The remaining three wells were drilled during 2008 on the extreme eastern and western flanks of our New Albany shale project. While considered successful based on preliminary testing, they range from seven to twelve miles from our western Kentucky gathering system, and we elected to defer well completions pending infrastructure expansion as additional wells are drilled on the acreage.

	2010	2009	2008

Beginning balance at January 1	$2,669,407	$2,669,407	$—
Additions pending determination of proved reserves	—	—	2,669,407
Reclassifications to proved reserves	—	—	—
Charged to expense	—	—	—

Ending balance at December 31	$2,669,407	$2,669,407	$2,669,407

Exploratory costs capitalized for one year or less	$—	$—	$2,669,407
Exploratory costs capitalized for more than one year	2,669,407	2,669,407	—

Balance at December 31	$2,669,407	$2,669,407	$2,669,407

Note 6 – Other Property and Equipment
               The following table presents the capitalized costs and accumulated depreciation for our other property and equipment as of December 31, 2010 and 2009. Capitalized costs for building and improvements at December 31, 2010 reflect our purchase of the building in Lexington, Kentucky that houses our principal and administrative offices for $5.6 million in February 2010. The building had been acquired for approximately the same amount during 2006 by a company formed for that purpose by our executive officers and a key employee. See Note 16 – Related Party Transactions. We obtained financing for part of the purchase price on the terms described in Note 12 – Long-Term Debt.

	As of December 31,
	2010	2009

Land	$12,908	$12,908
Building and improvements	5,719,922	64,265
Machinery and equipment	5,449,390	5,866,853
Office furniture and fixtures	175,862	175,862
Computer and office equipment	722,904	688,261
Vehicles	1,750,812	1,810,064

	13,831,798	8,618,213
Accumulated depreciation	(4,356,139)	(3,505,120)

Net other property and equipment	$9,475,659	$5,113,093

Note 7 – Note Receivable
               During the third quarter of 2009, we sold 485 miles of our Appalachian gas gathering facilities (Appalachian gathering system) to Seminole Energy Services, LLC and its subsidiary (Seminole) for $50 million, of which $14.5 million is payable in monthly installments through December 2011 under a promissory note issued to NGAS Production (Seminole note). The Seminole note bears interest at the rate of 8% per annum and is secured by a second mortgage on Seminole’s interest in the Appalachian gathering system. We assigned the Seminole note as part of the collateral package under our credit agreement and agreed to apply note payments to debt reduction under the credit facility. See Note 12 – Long-Term Debt.
Note 8 – Loans to Related Parties
               We extended loans to three of our executive officers prior to 2003 and to one of our shareholders in 2004. The shareholder loan was collateralized by the shareholder’s drilling partnership interests and was repayable from partnership distributions, with interest at 5% per annum. The loan had an outstanding balance of $75,679 at December 31, 2009 and was written off with a bad debt reserve of $75,141 at December 31, 2010. The loans receivable from officers, which were non-interest bearing and unsecured, totaled $171,429 at December 31, 2009. On December 23, 2010, in consideration of reductions in severance entitlements and agreements not to compete with the company for six months following the closing of the arrangement, the company forgave the outstanding loans receivable from officers and recognized a corresponding bad debt expense at December 31, 2010. Under the terms of the arrangement agreement with Magnum Hunter, the loan forgiveness will be included in determining the company’s overall $5 million limitation on potential severance and change in control payouts for all officers and employees and will require our executive officers to forego an aggregate of $2,031,429 in severance entitlements.

Note 9 – Deferred Financing Costs
               Other than refinancing costs recognized for our convertible note restructuring, the financing costs for our convertible debt and secured credit facility are initially capitalized and amortized at rates based on the terms of the underlying debt instruments. See Note 12 – Long-Term Debt. Upon payment of amortization installments on the convertible notes in shares of our common stock or any conversion of the notes by the holders, the principal amount repaid or converted is added to equity, net of a proportionate amount of the original financing costs. Unamortized deferred financing costs for our convertible debt and credit facility aggregated $750,462 at December 31, 2010 and $1,235,705 at December 31, 2009, net of accumulated amortization.
Note 10 – Goodwill
               Goodwill of $1,789,564 was recorded in our 1993 acquisition of NGAS Production and was amortized on a straight-line, ten-year basis until 2002, when we adopted authoritative guidance for evaluating goodwill annually and whenever potential impairment exists under a fair value approach at the reporting unit level. Based on the initial and subsequent analysis, unamortized goodwill of $313,177 remained unimpaired through the end of 2009 and was written off at December 31, 2010. See Note 5 – Oil and Gas Properties.
Note 11 – Customer Drilling Deposits
               Prepayments under drilling contracts with sponsored partnerships are recorded as customer drilling deposits upon receipt. Contract drilling revenues are recognized on the completed contract method as wells are drilled, rather than when funds are received. Customer drilling deposits of $4,749,165 at December 31, 2010 and $5,581,877 at December 31, 2009 represent unapplied prepayments for wells that were not yet drilled as of the balance sheet dates.
Note 12 – Long-Term Debt
               Credit Facility. We have a senior secured revolving credit facility maintained by NGAS Production with KeyBank National Association, as agent and primary lender. The credit agreement for the facility provides for revolving term loans and letters of credit in an aggregate amount up to $125 million, subject to borrowing base thresholds determined semi-annually by the lenders, with a scheduled maturity in September 2011. Outstanding borrowings under the facility bear interest at fluctuating rates ranging from the agent’s prime rate to 2.25% above that rate, depending on the amount of borrowing base utilization. The facility is guaranteed by NGAS and is secured by liens on our oil and gas properties.
               The credit agreement was amended in January 2010 in connection with the restructuring of our 2005 notes. The amendment permitted us to complete the restructuring, subject to restrictions on upstream dividends for any principal amortization payments on the new 6% amortizing convertible notes and to monthly borrowing base reductions of $1 million until the next redetermination. The borrowing base was redetermined at $37 million as of June 30, 2010. As of that date and the September 30th measurement date for covenant compliance under the credit agreement, the facility was fully drawn. As of September 30, 2010, we were not in compliance with the leverage ratio under the credit agreement. The covenant limits NGAS Production’s funded indebtedness at the end of the quarter to not more than 4.75 times its consolidated earnings for the trailing twelve-month period before net interest expense, income tax expense and depreciation, depletion and amortization.
               On November 19, 2010, we entered into a limited waiver and amendment to the credit agreement to address our noncompliance with the leverage coverage covenant. As of that date, we had $35.8 million drawn under the facility. The credit agreement amendment terminated the lending commitments for the facility, increased the interest rate on the outstanding borrowings to 4.25% above the administrative agent’s prime rate and reduced the term of the facility from the scheduled maturity in September 2011 to March 31, 2011 (repayment date). Subject to specified conditions, the credit agreement amendment provides for the lenders’ forbearance from exercising default remedies based on the company’s noncompliance with the leverage coverage covenant and the related cross default on the convertible notes from the date of the credit agreement amendment until the repayment date. The forbearance conditions include the company’s entry into a definitive agreement by December 15, 2010 for a strategic transaction that results in complete repayment of the credit facility by the March 31st forbearance deadline. Effective as of December 14, 2010, the lenders extended the deadline for our entry into a definitive agreement for a qualifying transaction to December 23, 2010. As of December 31, 2010, the credit facility had an outstanding balance of $35.5 million.

               Convertible Notes. On January 12, 2010, we issued $28.7 million principal amount of 6% amortizing convertible notes due May 1, 2012, together with a combination of common stock, warrants and cash payments of approximately $2.7 million, in exchange for the entire $37 million outstanding principal amount of our 2005 notes. We accounted for the exchange transaction as a debt modification. See Note 9 – Deferred Financing Costs. The convertible notes bear interest at 6% per annum, payable quarterly in cash, and are convertible at $2.18 per common share, subject to certain volume limitations and adjustments for certain corporate events. We are required to make equal monthly principal amortization payments on the convertible notes during the last 24 months of their term. Subject to certain conditions and true-up adjustments, we may elect to pay all or part of any principal installment in our common shares, valued at the lesser of $2.18 per share or 95% of the 10-day volume-weighted average price of the common stock prior to the installment date. We elected to pay all of the monthly amortization installments though November 1, 2010 in common shares. See Note 13 – Capital Stock. We had approximately $21.5 million in convertible notes outstanding after the November 1st amortization installment.
               The convertible notes are subject to customary non-financial covenants and remedies upon specified events of default, including cross default with our credit facility. Upon an event of default, the convertible notes are redeemable at the option of the holders in cash at a default rate equal to 125% of the sum of their principal amount plus accrued and unpaid interest at a 12% default rate and late fees. Alternatively, under the terms of the convertible notes, each holder also has the right to rescind a redemption call on any portion of its notes and instead require the conversion price for the rescission amount to be reset to the lowest closing bid price of our common stock from the date of the holder’s redemption notice to the date of the rescission notice.
               On November 15, 2010, following our announcement that we were not in compliance with the leverage coverage covenant under our credit agreement as of the measurement date for the third quarter, we received a redemption notice based on the resulting cross default from the largest holder of the convertible notes, and we entered into negotiations for a waiver or forbearance from the holder. We subsequently received redemption notices from the other holders, as well as rescission notices for conversion of $1.2 million principal amount of convertible notes at an average reset price of $0.37 per share.
               On December 14, 2010, we entered into separate agreements (note agreements) with the holders of our convertible notes to facilitate our sale process by clarifying the impact of the cross default on our capital structure. Subject to various conditions, the note agreements limit the holders’ conversion rights to an aggregate of 32 million shares of our common stock, net of previous conversions, between the date of the note agreements and the fifth trading day prior to any shareholder vote on a qualifying transaction (conversion period). The holders also agreed not to convert any notes after the conversion period. The note agreements are conditioned on our meeting the deadlines in the credit agreement amendment for entering into a definitive agreement and consummating a qualifying transaction, including any extensions of the original deadlines by the credit facility lenders to not later than December 31, 2010 and April 15, 2011, respectively. For purposes of the note agreements, a qualifying transaction must provide for a purchase price at least 10% above the reset conversion price on the date of the note agreements and must result in the complete repayment of all outstanding convertible notes at a default rate. As of December 31, 2010, we had $16.5 million in convertible notes outstanding. See Note 13 – Capital Stock and Note 22 – Subsequent Events.
               We recognized a fair value loss on derivative financial instruments of $4,394,953 at December 31, 2010 under the mark-to-market provisions of ASC 815, Derivatives and Hedging, reflecting changes in fair values of the embedded conversion features of the convertible debt and the warrants issued in the exchange transaction. We also recognized an impairment charge of $2,356,024 on the carrying value of convertible debt to reflect the cross default. For the year ended December 31, 2010, non-cash interest expenses for accretion of the debt discount on the convertible notes aggregated $2,866,394 under the effective interest method.
               Building Loan. In February 2010, NGAS Production financed 80% of the purchase price for the office building that houses our administrative offices in Lexington, Kentucky with a $4.48 million loan from Traditional Bank, Inc. See Note 17 – Related Party Transactions. The loan bears variable interest at 1.625% above the WSJ money rate index and is repayable in monthly installments of $29,420 through February 2015, with the balance of approximately $3.75 million due at maturity. Obligations under the loan are secured by a mortgage on the property and are guaranteed by NGAS. The loan had an outstanding balance of $4,379,060 at December 31, 2010.

               Installment Loan. In June 2009, NGAS Production obtained a $2.3 million loan from Central Bank & Trust Co. to finance its commitment under an airplane purchase contract entered in 2005. The loan bears interest at 5.875% per annum and is repayable in monthly installments of $16,428 over a three-year term, with the balance due at maturity. During the second quarter of 2010, we sold a 25% interest in the airplane for $700,000 and applied $575,000 of the proceeds as a partial prepayment. The loan is secured by our remaining 75% interest in the airplane and had an outstanding balance of $1,601,042 at December 31, 2010.
               Acquisition Debt. We issued a promissory note for $854,818 in 1986 to finance our acquisition of mineral claims in Alaska. The note is repayable at the rate of $2,000 per month, without interest, and had an outstanding balance of $246,818 at December 31, 2010.
               Total Long-Term Debt and Maturities. The following tables summarize our total long-term debt at December 31, 2010 and 2009 and the principal payments due each year through 2015 and thereafter.

	At December 31,
Principal Amount Outstanding	2010	2009

Total long-term debt (including current portion) (1)	$59,252,116	$73,483,920
Less current portion	53,298,857	32,534,084

Total long-term debt	$5,953,259	$40,949,836

Maturities of Debt

2011	$53,298,857
2012	1,670,089
2013	182,462
2014	190,363
2015 and thereafter	3,910,345

(1)	Excludes allocations of $1,274,119 for the unaccreted debt discount on the convertible notes at December 31, 2010 and $4,555,513 for the unaccreted debt discount on the 2005 notes at December 31, 2009.
Note 13 – Capital Stock
               Preferred Shares. We have 5,000,000 authorized shares of preferred stock, none of which were outstanding at December 31, 2010 or 2009.
               Common Shares. We have 100,000,000 authorized shares of common stock. During the reported periods, we issued common shares and warrants in our convertible debt restructuring during the first quarter of 2010 and in underwritten offerings during the second quarter of 2010 and the third quarter of 2009. We also paid monthly principal amortization installments on the convertible notes in common shares, beginning in June 2010, and issued additional common shares beginning in November 2010 under the redemption provisions of the convertible notes. See Note 12 – Long-Term Debt. The following table reflects all transactions involving our common stock during the reported periods. The table does not reflect additional common shares issued after year-end an average reset price $0.37 following the cross default on the convertible notes. See Note 22 – Subsequent Events.

Common Shares Issued	Shares	Amount

Balance, December 31, 2008	26,543,646	$110,626,912

Underwritten offering	3,480,000	6,089,476
Incentive plan stock awards	460,715	426,251

Balance, December 31, 2009	30,484,361	117,142,639

Amortization and redemption of convertible notes	22,433,061	13,940,719
Underwritten offering	3,960,000	4,701,968
Restructuring of 2005 notes	3,037,151	5,188,333
Incentive plan stock awards	76,192	80,002

Balance at December 31, 2010	59,990,765	$141,053,661

Paid In Capital – Options and Warrants

Balance, December 31, 2008		$ 3,774,600

Recognized		692,646

Balance, December 31, 2009		4,467,246

Recognized		340,683

Balance, December 31, 2010		$ 4,807,929

Common Shares to be Issued

Balance, December 31, 2010 and 2009	9,185	$45,925
               Stock Options and Awards. We maintain equity incentive plans adopted in 2001 and 2003 for the benefit of our directors, officers, employees and certain consultants. The 2001 plan provides for the grant of options to purchase up to 3 million common shares, and the 2003 plan reserves 4 million common shares for stock awards and grants of stock options. Awards may be subject to restrictions or vesting requirements, and option grants must be at prevailing market prices. Stock awards were made under the 2003 plan for a total of 76,192 shares during 2010 and 460,715 shares during 2009. Transactions in stock options during those periods are shown in the following table.

			Weighted Average
Stock Options	Issued	Exercisable	Exercise Price

Balance, December 31, 2008	4,613,668	1,413,668	$3.95

Vested	—	1,225,000	4.69
Expired	(740,000)	(740,000)	4.06

Balance, December 31, 2009	3,873,668	1,898,668	3.92

Vested	—	317,500	6.53
Expired	(1,553,668)	(1,553,668)	5.37
Forfeited	(75,000)	(27,500)	3.71

Balance, December 31, 2010	2,245,000	635,000	$2.93

               At December 31, 2010, the exercise prices of options outstanding under our equity plans ranged from $1.51 to $7.64 per share, with a weighted average remaining contractual life of 3.50 years. The following table provides additional information on the terms of stock options outstanding at December 31, 2010.

Options Outstanding				Options Exercisable
		Weighted	Weighted		Weighted
Exercise		Average	Average		Average
Price		Remaining	Exercise		Exercise
or Range	Number	Life (years)	Price	Number	Price

$ 1.51	1,610,000	4.36	$1.51	—	$—
6.51 – 7.64	635,000	1.32	6.53	635,000	6.53

	2,245,000			635,000

               We use the Black-Scholes pricing model to determine the fair value of each stock option at the grant date, and we recognize the compensation cost ratably over the vesting period. For the periods presented in the accompanying consolidated financial statements, the fair value estimates for option grants assumes a risk free interest rate ranging from 0.03% to 6%, no dividend yield, a theoretical volatility ranging from 0.30 to 0.85 and an expected life ranging from six months to six years based on the vesting provisions of the options. This resulted in non-cash charges for options and warrants of $340,683 in 2010 and $692,646 in 2009.
               Common Stock Purchase Warrants. As part of the consideration in our convertible note exchange, we issued warrants in January 2010 to purchase up to 1,285,038 common shares through January 12, 2015 at $2.37 per share, subject to adjustment for certain corporate events. In addition, as part of separate underwritten equity offerings, we issued warrants in May 2010 to purchase up to 1,584,000 common shares through November 17, 2014 at $1.61 per share, subject to adjustment for certain corporate events, and warrants issued in August to purchase 1,740,000 common shares through February 13, 2014 at $2.35 per share, subject to adjustment for certain dilutive issuances that reduced their exercise price to $1.56 per share as of December 31, 2010.
Note 14 – Income Taxes
               Components of Income Tax Expense. The following table sets forth the components of income tax expense (benefit) for each of the years presented in the consolidated financial statements.

	Year Ended December 31,
	2010	2009	2008

Current	$—	$—	$—
Deferred	(3,024,751)	(341,394)	3,800,797

Total income tax expense (benefit)	$(3,024,751)	$(341,394)	$3,800,797

               Reconciliation of Tax Rates. The following table sets forth a reconciliation between prescribed tax rates and the effective tax rate for our income tax expense in each of the years presented in the consolidated financial statements.

	Year Ended December 31,
	2010	2009	2008

Income tax at statutory combined basic income tax rates	$(9,007,192)	$(3,217,022)	$2,694,829
Increase (decrease) in income tax resulting from:
Non-recognition of tax benefit from parent company net losses	5,939,877	2,859,545	1,078,055
Non-deductible expenses	42,564	16,083	27,913

Total income tax expense (benefit)	$(3,024,751)	$(341,394)	$3,800,797

               Components of Deferred Income Tax Liabilities. The following table sets forth the components of our deferred income tax liabilities as of the end of each of the years presented in the consolidated financial statements.

	As of December 31,
	2010	2009	2008
Net operating loss carryforward and investment tax credit	$16,575,639	$11,884,758	$19,025,393
Gold and silver properties	2,522,094	2,522,094	2,522,094
Oil and gas properties	(21,479,087)	(19,441,150)	(23,586,375)
Property and equipment	(722,921)	(597,664)	(625,351)
Less valuation allowance	(6,430,523)	(6,927,587)	(10,285,237)

Deferred tax liabilities	$(9,534,798)	$(12,559,549)	$(12,949,476)

               Net Operating Loss Carryforwards. As of December 31, 2010, we had net operating loss carryforwards of $35.9 million, including approximately $21.9 million at the parent company level. We have provided a valuation allowance in the full amount of the parent company loss carryforwards. The following table summarizes those net operating loss carryforwards by year of expiry.

Year of Expiry

2014	$1,061,893
2015	2,340,326
2026	3,787,715
2027	10,703,444
2028	11,073,374
2029	3,743,064
2030	3,149,047

Total net operating loss carryforwards	$35,858,863

               Uncertain Tax Positions. We apply the guidance and procedures prescribed under ASC 740, Income Taxes, for recognizing and measuring amount of any uncertain tax position, as well as the guidance under this standard relating to derecognition, classification, transition and increased disclosure of uncertain tax positions. We recognized no liability for unrecognized tax benefits resulting from our application of this guidance during the periods presented in the consolidated financial statements. During the years ended December 31, 2010, 2009 and 2008, the company has not incurred any interest or penalties on its income tax returns. The company’s tax returns are subject to possible examination by the taxing authorities. For federal income tax purposes, the tax returns essentially remain open for possible examination for a period of three years after the date on which those returns were filed. All federal returns through 2007 have been examined.
Note 15 – Income (Loss) Per Share
               The following table shows the computation of basic and diluted earnings (loss) per share (EPS) for each of the years presented in the consolidated financial statements in accordance with ASC260, Earnings per Share.

	Year Ended December 31,
Numerator:	2010	2009	2008

Net income (loss) as reported for basic EPS	$(19,493,227)	$(7,701,161)	$2,936,275
Adjustments for diluted EPS	—	—	—

Net income (loss) for diluted EPS	$(19,493,227)	$(7,701,161)	$2,936,275

Denominator:

Weighted average shares for basic EPS	39,318,038	28,256,253	26,409,275
Effect of dilutive securities:
Stock options	—	—	501,367
Warrants	—	—	—

Adjusted weighted average shares for dilutive EPS	39,318,038	28,256,253	26,910,642

Basic EPS	$ (0.50)	$ (0.27)	$ 0.11

Diluted EPS	$ (0.50)	$ (0.27)	$ 0.11
Note 16 – Employee Benefit Plans
               401(k) Plan. We maintain a salary deferral plan under section 401(k) of the Internal Revenue Code. The plan allows all eligible employees to defer up to 15% of their annual compensation through contributions to the plan, with matching contributions by NGAS Production up to 3% of the participating employees’ compensation, plus half of their plan contributions between 3% and 5% of annual compensation. The deferrals accumulate on a tax deferred basis until a participating employee withdraws the funds allowable based on a vesting schedule. Our matching contributions to the plan aggregated $169,197 in 2010, $180,814 in 2009 and $195,145 in 2008.
               Retention Program. We adopted a retention program for our executive officers in 2004, providing for a contingent incentive payout equal to one times their annual base salary and bonus that vested after a five-year retention period through February 2009. At that time, the program was renewed under incentive agreements with our executive officers and with twelve key employees. The agreements provide for stock option grants and cash incentive awards amounting to one times the annual base salary and bonus of our executive officers, determined at the time of vesting, and specified contingent payouts totaling $685,000 for key employees participating in the program, vesting for each program participant 40% after three years and 100% after five years or any earlier employment termination of employment without cause or for good reason following a change of control.

               Change of Control Agreements. We entered into change of control agreements with our executive officers in 2004, providing participants with a contingent payout equal to four times their annual base salary and bonus upon any termination of employment without cause or resignation for good reason within five years after a change in control of the company. Our executive officers will be required to forego $2,031,429 of their entitlements under these agreements to enable the company to satisfy an overall $5 million limitation on potential severance and change in control payouts for all officers and employees upon closing of the arrangement. See Note 22 – Subsequent Events.
Note 17 – Related Party Transactions
               Drilling Partnerships. NGAS Production invests along with its sponsored drilling partnerships on substantially the same terms as unaffiliated investors, contributing capital in proportion to its initial interests, which range from 12.5% to 75% and are subject to specified increases after certain distribution thresholds are reached. Each partnership enters into a drilling contract with NGAS Production for all wells to be drilled with partnership participation. The portion of the profit on drilling contracts attributable to NGAS Production’s interest is eliminated on consolidation. The following table lists the total revenues we recognized from the performance of drilling contracts with sponsored drilling partnerships for each of the years presented. We have a 20% interest in the 2010 and 2009 drilling partnerships and a 25% interest in the 2008 drilling partnership.

Contract Drilling
Year	Revenues

2010	$24,177,751
2009	24,279,345
2008	35,553,956
               Office Lease. The building in Lexington, Kentucky that houses our principal and administrative offices was acquired during 2006 by a company formed for that purpose by our executive officers and a key employee. We occupy 13,852 square feet under lease renewals entered in November 2007 for a five-year term at monthly rents initially totaling $20,398, subject to annual escalations on the same terms as our prior lease. In February 2010, NGAS Production purchased the building for $5.6 million, of which $4.48 million was funded from proceeds of a five-year installment loan secured by a mortgage on the property. Note 12 – Long-Term Debt. The terms of the transaction were negotiated on our behalf by one of our independent directors appointed for that purpose by our board. The negotiations were conducted at arm’s length with the management company for the building, and our purchase price was approximately the same as the sale price for the building in 2006. The fairness of the consideration was supported by an independent appraisal based on recent sales of comparable office buildings in our locale.
Note 18 – Financial Instruments
               Credit Risk. We maintain bank accounts in excess of FDIC insured limits, and we grant credit to our customers in the normal course of business. We perform ongoing credit evaluations of customers’ financial condition and generally require no collateral.
               Fair Value of Financial Instruments. The carrying values of cash, accounts receivable, other receivables, accounts payable, accrued liabilities and customer drilling deposits approximate fair value due to their short-term maturity. Bonds and deposits, note and loans receivable and long-term debt payable approximate fair value since they bear interest at variable, market-based rates. The following table sets forth the financial instruments with a carrying value at December 31, 2010 different from estimated fair value, based upon discounted future cash flows using discount rates reflecting market conditions for similar instruments.

	Carrying	Fair
Financial Instrument:	Value	Value

Non-interest bearing long-term debt	$246,818	$183,412

Note 19 – Segment Information
               We have a single reportable operating segment for our oil and gas business based on the integrated way we are organized by management in making operating decisions and assessing performance. Although our financial reporting reflects our separate revenue streams from drilling, production and gas gathering activities, along with the direct expenses for each component, we do not consider the components as discreet operating segments under ASC 280, Segment Reporting.
Note 20 – Commitments
               Operating Lease Obligations. We incurred operating lease expenses of $2,313,757 in 2010 and $2,670,002 in 2009. In the fourth quarter of 2010, a majority of our compressor leases were assumed by Seminole Energy. As of December 31, 2010, future obligations under our remaining operating leases are as follows:

Future Lease Obligations

2011	$215,760
2012	122,815
2013	56,125
2014	25,567
2015	6,392

Total	$426,659

               Gas Gathering and Sales Commitments. We have various long-term commitments under gas gathering and sales agreements with Seminole that provide us firm capacity rights for daily delivery of 30,000 Mcf of controlled gas through the Appalachian gathering system for an initial term of fifteen years (Seminole agreements). See Note 7 – Note Receivable. Our commitments under the Seminole agreements include monthly gathering fees of $862,750, with annual escalations at the rate of 1.5%, monthly operating fees of $182,612, plus $0.20 per Mcf of purchased gas, and capital fees in amounts intended to yield a 20% internal rate of return for all capital expenditures on the system by Seminole. Our arrangement agreement with Magnum Hunter contemplates the restructuring of the Seminole agreements on substantially the terms set forth in a letter of intent we entered with Seminole and Magnum Hunter, including the payment of $10 million in cash or Magnum Hunter restricted stock and the cancellation of the remaining installments under the Seminole note. See Note 2 – Basis of Presentation and Going Concern.
Note 21 – Asset Retirement Obligations
               We have asset retirement obligations primarily for the future abandonment of oil and gas wells, and we maintain reserve accounts for part of these obligations under our operating agreements with sponsored drilling partnerships. We account for these obligations under ASC 410-20, Asset Retirement and Environmental Obligations, which requires the fair value of an asset retirement obligation to be recognized in the period when it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement cost is capitalized as part of the carrying amount of the underlying long-lived asset. ASC 410-20 also requires depreciation of the capitalized asset retirement cost and accretion of the asset retirement obligation over time. The depreciation is generally determined on a units-of-production basis over the life of the asset, while the accretion escalates over the life of the asset, typically as production declines. The amounts recognized are based on numerous estimates and assumptions, including recoverable quantities of oil and gas, future retirement and site reclamation costs, inflation rates and credit-adjusted risk-free interest rates. The following table shows the changes in our asset retirement obligations during the years presented in the consolidated financial statements.

	Year Ended December 31,
	2010	2009	2008

Asset retirement obligations, beginning of the year	$1,362,800	$1,094,700	$947,100
Liabilities incurred during the year	104,921	258,986	152,449
Liabilities settled during the year	(14,561)	(88,302)	(82,982)
Accretion expense recognized during the year	102,640	97,416	78,133

Asset retirement obligations, end of the year	$1,555,800	$1,362,800	$1,094,700

Note 22 – Subsequent Events
               Litigation Relating to the Arrangement. On January 12, 2011, a putative class action captioned David Matranga and Bill Hubbard v. NGAS Resources, Inc. et al., Case No. 11-C1-250, was filed in the Fayette Circuit Court, Division 9, in the Commonwealth of Kentucky. The defendants are NGAS and the members of the NGAS board of directors (NGAS defendants), and Magnum Hunter. The complaint alleges that the individual defendants violated British Columbia law by breaching their fiduciary duties and other obligations to the company’s shareholders in connection with the arrangement agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process in which the individual defendants engaged in self-dealing and agreed to certain provisions in the arrangement agreement, which resulted in an unfair price for NGAS shares and a failure to maximize shareholder value. The suit further alleges that NGAS and Magnum Hunter aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiffs seek, among other things, an order enjoining the NGAS defendants and Magnum Hunter from consummating the arrangement, rescission of the arrangement agreement, and attorneys’ fees and costs. On February 2, 2011, defendants filed motions to dismiss the plaintiffs’ complaint. On February 15, 2011, plaintiffs filed an amended complaint, reiterating the allegations in their original pleading and adding allegations challenging the sufficiency of the disclosures in NGAS Resources’ preliminary proxy statement. On February 18, 2011, defendants filed motions to dismiss plaintiffs’ amended complaint. On the same date, plaintiffs filed a motion for limited expedited discovery.
     While the company believes that plaintiffs’ claims are without merit and that it and the other defendants named in the lawsuit have valid defenses to all claims, in an effort to minimize the burden and expense of further litigation relating to such complaints, on March 1, 2011 the defendants reached an agreement in principle with the plaintiffs to settle the litigation and resolve all allegations by the plaintiffs against the defendants in connection with the arrangement. The settlement, which is subject to further definitive documentation and court approval, provides for a settlement and release by the purported class of NGAS shareholders of all claims against the defendants in connection with the arrangement. In exchange for such settlement and release, the parties agreed, after arm’s length discussions between and among the defendants and the plaintiffs, that the company would provide certain additional disclosures to those in its preliminary proxy statement relating to the arrangement agreement, although the company does not make any admission that such additional disclosures are material or otherwise required. After reaching agreement on the substantive terms of the settlement, the parties also agreed that plaintiffs may apply to the court for an award of attorneys’ fees and reimbursement of expenses, which, under certain circumstances, defendants have agreed not to oppose. In the event the settlement is not approved by the court or the conditions to settlement are not satisfied, the defendants will continue to vigorously defend these actions.
               Amendments to Change of Control Agreements. On January 24, 2011, the company entered into amendments to its change of control agreements with its executive officers to satisfy an overall $5 million limitation under the arrangement agreement on all severance, change of control and retention benefits, including potential cash payouts totaling $685,000 to key employees. The change of control agreements in effect prior to the amendments entitled the officers to a contingent payout equal to four times their annual base salary and bonus upon any termination of their employment without cause or resignation for good reason within five years after a change in control of the company. The amendments reduce the potential payouts under these agreements by an aggregate of $2,031,429 and change the form of payment from cash to Magnum Hunter common stock, at its election, in accordance with the arrangement agreement.
               Convertible Notes. As of February 28, 2011, the issuance date of the consolidated financial statements, we had $12.4 million in convertible notes outstanding, reflecting monthly note amortization installments paid in common stock through November 2010 and subsequent note conversions at an average reset price $0.37 following the cross default on the convertible notes.

Note 23 – Supplementary Information on Oil and Gas Development and Producing Activities
               General. This Note provides audited information on our oil and gas development and producing activities in accordance with ASC 932-235, Extractive Activities–Oil and Gas – Notes to Financial Statements, and Items 1204 though 1208 of Regulation S-K under the Exchange Act.
               Results of Operations from Oil and Gas Producing Activities. The following table shows the results of operations from our oil and gas producing activities during the years presented in the consolidated financial statements. Results of operations from these activities are determined using historical revenues, production costs (including production related taxes) and depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense are excluded from the reported operating results.

	Year Ended December 31,
Operating results:	2010	2009	2008

Revenues	$23,010,779	$26,586,422	$38,522,474
Production costs	(14,675,547)	(11,357,397)	(12,600,897)
DD&A	(11,084,289)	(10,998,965)	(9,252,942)
Income taxes (allocated on percent of gross profits)	1,429,255	(346,364)	(2,162,500)

Results of operations for producing activities	$(1,319,802)	$3,883,696	$14,506,135

               Capitalized Costs for Oil and Gas Producing Activities. For each of the years presented in the consolidated financial statements, the following table sets forth the components of capitalized costs for our oil and gas producing activities, all of which are conducted within the continental United States.

	As of December 31,
Capitalized costs:	2010	2009	2008

Proved properties	$205,859,733	$203,670,153	$192,186,676
Unproved properties	6,372,939	5,441,933	5,065,835
Gathering facilities and well equipment	16,202,326	15,411,788	67,326,445

	228,434,998	224,523,874	264,578,956
Accumulated DD&A	(53,804,514)	(42,334,195)	(35,360,612)

Total	$174,630,484	$182,189,679	$229,218,344

                Costs Incurred in Oil and Gas Acquisition and Development Activities. The following table lists the costs we incurred in oil and gas acquisition and development activities for the years presented in the consolidated financial statements.

	Year Ended December 31,
Property acquisition and development costs:	2010	2009	2008

Unproved properties	$931,005	$221,183	$1,189,114
Proved properties	2,159,534	10,060,741	39,970,220
Development costs	1,165,091	1,632,642	15,189,983

Total	$4,255,630	$11,914,566	$56,349,317

Note 24 – Supplementary Oil and Gas Reserve Information – Unaudited
               General. This Note provides unaudited information on our estimated proved oil and gas reserves and the present value of net cash flows from those reserves as of the end of each year presented in the consolidated financial statements. The reserves estimates for each period were prepared by Wright & Company, Inc., independent petroleum engineers meeting the standards of Society of Petroleum Engineers for estimating and auditing reserves. The estimates as of December 31, 2010 and 2009 were prepared in accordance with ASU 2010-03 and Subpart 1200 of Regulation S-K under the Exchange Act (collectively, current reserve rules). The current reserve rules went into effect at the end of 2009 and are intended to modernize reserve reporting standards to reflect current industry practices and technologies. Reserve estimates as of December 31, 2008 were prepared in accordance with SEC reserve reporting rules in effect prior to the current reserve rules (prior reserve rules).
               Under the current reserve rules, proved reserves are generally defined as quantities of oil and gas that can be estimated with reasonable certainty to be economically producible in future periods from known reservoirs under existing economic conditions, operating methods and governmental regulations. The reasonable certainty standard must be based on analysis of geoscience and engineering data that provides a high degree of confidence for deterministic estimates or at least a 90% probability that EURs will meet or exceed estimates based on probabilistic methods. Economic producibility for estimates under the current reserve rules is determined using the unweighted average of the first-of-the-month spot prices for each commodity category during the twelve months preceding the date of the estimate, except for future production to be sold at contractually determined prices. Under the prior reserve rules, economic producibility was based on commodity prices as of the date of the estimate. In all cases, costs are determined as of the date the estimate, and both prices and costs are held constant over the estimated life of the reserves.
               Our reserve estimates as of December 31, 2010 and 2009 were prepared using the average pricing model adopted under the current reserve rules, applying the unweighted 12-month average of the first-of-the-month reference prices for each commodity. The historical reserve estimates as of December 31, 2008 reflects commodity prices as of the date of the estimates in accordance with the prior reserve rules. In all cases, costs are determined as of the date the estimate, and both prices and costs are held constant over the estimated life of the reserves. Commodity prices used in the estimates of our proved reserves are shown in the following table.

Commodity prices for reserve estimates:	2010	2009	2008

Natural gas (Mcf)	$4.38	$3.87	$5.51

Crude oil (Bbl)	79.43	61.18	44.60

Natural gas liquids (Bbl)	49.64	34.32	26.20
               Estimated Oil and Gas Reserve Quantities. The following table summarizes our estimated quantities of proved developed and undeveloped reserves as of December 31, 2010 and 2009, using the twelve-month average pricing model under the current reserve rules, and historical reserve estimates as of December 31, 2008, using prices as of the date of the estimates in accordance with the prior reserve rules. Proved developed reserves are generally defined under the current reserve rules as the estimated amounts of oil and gas that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are estimated volumes that are expected with reasonable certainty to be recovered from new wells on undrilled acreage within a reasonable time horizon, generally limited to five years from the date of the estimate, based on reliable technology that has demonstrated by field testing to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. In accordance with the current reserve rules, historical reserve estimates at December 31, 2008 were not restated. All reserves are located within the continental United States.

	As of December 31,
Proved Reserves:	2010	2009	2008

Natural gas (Mmcf)
Proved developed	35,192	38,177	44,817
Proved undeveloped	11,949	19,984	16,314

Total natural gas	47,141	58,161	61,131

Natural gas liquids (Mbbl)
Proved developed	1,260	1,391	1,500
Proved undeveloped	616	1,262	697

Total natural gas liquids	1,876	2,653	2,197

Crude oil (Mbbl)
Proved developed	650	709	602
Proved undeveloped	139	4	—

Total crude oil	789	713	602

Total natural gas equivalents (Mmcfe) (1)
Proved developed	46,652	50,776	57,425
Proved undeveloped	16,479	27,581	20,496

Total proved reserves	63,131	78,357	77,922

(1)	Crude oil and NGL are converted to equivalent natural gas volumes at a 6:1 ratio.
               Changes in Estimated Reserves. The following table summarizes changes in net proved reserves for each of the years presented in the consolidated financial statements.

Proved developed and	Natural Gas (Mmcf)			Crude Oil and NGL (Mbbls)
undeveloped reserves:	2010	2009	2008	2010	2009	2008

Beginning of year	58,161	61,131	102,165	3,366	2,798	500
Purchase of reserves in place	—	24	164	—	2	2
Extensions, discoveries and other additions	4,676	13,427	9,994	301	998	400
Transfers/sales of reserves in place	(1,179)	(13)	(45)	(89)	(7)	—
Revision to previous estimates	(11,799)	(13,087)	(48,059)	(854)	(261)	2,046
Production	(2,719)	(3,321)	(3,088)	(59)	(164)	(150)

End of year	47,140	58,161	61,131	2,665	3,366	2,798

Proved developed reserves	35,192	38,177	44,817	1,910	2,100	2,101

               As of December 31, 2010, our proved undeveloped (PUD) reserves of 16.5 Bcfe represented 26% of our total proved reserves. None of our 2010 year-end PUDs have been included in our reported reserves for more than five years. Under the current reserve rules, proved undeveloped reserves are estimated volumes expected with reasonable certainty to be recovered from new wells on undrilled acreage within a reasonable time horizon, generally limited to five years from the date of the estimate, based on reliable technology that has demonstrated by field testing to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. We added 5.4 Bcfe in horizontal PUD locations supported by reliable technology as of December 31, 2010 and 1.1 Bcfe in proved developed reserves from wells drilled during 2010 on unproved locations. The additions were offset by net negative revisions of 16.9 Bcfe to our prior year estimates. The revisions reflect an increase of 2.3 Bcfe from higher 2010 average prices and decreases of 6.9 Bcfe due to quantity revisions and 12.3 Bcfe from the loss of 23,872 undeveloped acres in Leatherwood for failure to meet the annual drilling commitment for that acreage block.

               As of December 31, 2009, our PUD reserves of 27.6 Bcfe represented 35% of our total proved reserves. None of our 2009 year-end PUDs had been included in our reported reserves for more than five years. Based on modifications adopted under the current reserve rules for unconventional resources supported by reliable technology, we added 15.9 Bcfe in new horizontal PUD locations. We also converted 0.03 Bcfe in prior year-end PUDs and 19.4 Bcfe in unproved reserves into proved developed reserves during 2009. These additions were partially offset by negative revisions of 6.7 Bcfe to our proved developed reserves from lower 2009 average prices. Estimates of our proved undeveloped reserves as of December 31, 2009 include locations that would generate positive future net revenue based on the constant prices and costs determined under the current reserve rules but would have negative present value when discounted at 10% per year under the standardized measure. These locations have been included based on our business plan for their development, along with all other PUD locations, within the next five years.
               The reserve additions at year-end 2008 resulted primarily from our transition to horizontal drilling in our Leatherwood field, which added 8.3 Bcfe to our proved developed reserves. However, our PUD reserves were reduced by approximately 37 Bcfe or 64% from the prior year’s estimates, including a reduction of 16.2 Bcfe in Leatherwood. The reduction in these reserves resulted primarily from the loss of previously booked vertical PUD locations that were no longer economic based on 2008 year-end commodity prices and drilling costs. Based on the limited production history for these horizontal wells and definitional restrictions for unconventional shale plays under the prior rules, we were only able to book a total of 14 horizontal PUD locations at the end of 2008, all in Leatherwood, based on restrictions the current reserve reporting rules.
               The performance related revisions to our estimated reserves at the end of 2008 also reflect our first year of NGL extraction from our Appalachian natural gas production, which was undertaken in response to a FERC tariff limiting the upward range of energy content for transported natural gas to 1.1 Dth per Mcf. To comply with the tariff, we constructed a processing plant during 2007 with a joint venture partner in Rogersville, Tennessee to extract NGL from our Appalachian gas production delivered through our gathering system. The plant was brought on line in January 2008, ensuring our compliance with the FERC tariff. Prior to 2008, we had limited NGL sales, and reserves from estimated future NGL production were included in our natural gas reserves for prior periods. At year-end 2008, the positive performance revisions of our estimated oil and NGL reserves, amounting to 2,046 Mbbls, was attributable entirely to NGL processing, which reduced our estimated natural gas reserves at year end.
               Standardized Measure of Discounted Future Net Cash Flows. The following table presents the standardized measure of discounted future net cash flows from our estimated proved oil and gas reserves as of the end of each of the years presented in the consolidated financial statements. Estimates at December 31, 2010 and 2009 reflect an unweighted 12-month average of the first-of-the-month reference prices for each commodity in accordance with the current reserve rules. Estimates at December 31, 2008 reflect commodity prices as of the date of the estimate under the prior reserve rules. In all cases, prices were held constant over the estimated life of the reserves, except for future production to be sold at contractually determined prices. The estimated future cash inflows were reduced by estimated future costs to develop and produce the proved reserves based on cost levels as of the date of the estimates. Future income taxes were based on year-end statutory rates, adjusted for any operating loss carryforwards and tax credits. The future net cash flows were reduced to present value by applying a 10% discount rate prescribed under both the current and prior reserve rules. The standardized measure of discounted future net cash flows (SEC-10) is not intended to represent the replacement cost or fair market value of oil and gas properties.
(In thousands)

	Year Ended December 31,
	2010	2009	2008

Future cash inflows	$204,263	$215,771	$374,832
Future development costs	(28,312)	(39,687)	(39,097)
Future production costs	(59,997)	(61,876)	(121,047)
Future income tax expenses	(26,700)	(26,001)	(53,233)

Undiscounted future net cash flows	89,254	88,207	161,455
10% annual discount for estimated timing of cash flows	(63,150)	(59,441)	(93,892)

Standardized measure of discounted future net cash flows	$26,104	$28,766	$67,563

F-24

               Changes in Standardized Measure of Discounted Future Net Cash Flows. The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of our proved oil and gas reserves after income taxes for each of the years presented in the consolidated financial statements. Sales of oil and gas, net of production costs, reflect historical pre-tax results. Extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after-tax basis.
(In thousands)

	Year Ended December 31,
	2010	2009	2008

Balance, beginning of year	$28,766	$67,563	$102,782
Increase (decrease) due to current year operations:
Sales and transfers of oil and gas, net of related costs	(8,335)	(15,229)	(25,922)
Extensions, discoveries and improved recovery, less related costs	(2,323)	1,903	12,071
Purchase of reserves in place	—	180	2,667
Transfer/sales of reserves in place	1,062	(132)	—
Increase (decrease) due to changes in standardized variables:
Net changes in prices and production costs	8,678	(27,095)	(27,272)
Revisions of previous quantity estimates	(6,560)	1,296	(24,060)
Accretion of discount	2,877	6,756	10,278
Net change in future income taxes	698	(7,115)	17,879
Production rates (timing) and other	1,241	639	(860)

Net increase (decrease)	(2,662)	(38,797)	(35,219)

Balance, end of year(1)	$26,104	$28,766	$67,563

(1)	Reflects the twelve-month average of the first-day-of-the-month reference prices for 2010 and 2009 and the year-end reference prices for 2008.
               Changes in the standardized measure reflect the impact PUD reserves that would generate positive future net revenue based on the constant prices and costs determined under the current reserve rules but would have negative present value when discounted at 10% per year. Extensions and discoveries had a negative impact on the standardized measure at December 31, 2010 because all but one of the PUD locations added during the year had negative SEC-10 values. In addition, although we lost 23,872 undeveloped acres in Leatherwood at the end of 2010 for failure to meet our annual; drilling commitment for that block, the PUDs booked to that acreage had a negative SEC-10 value, creating a positive impact on the standardized measure at December 31, 2010.

Supplementary Selected Quarterly Financial Data – Unaudited
               The following table provides unaudited supplementary financial information on our results of operations for each quarter in the two-year period ended December 31, 2010.

	(In thousands, except per share amounts)

	Year Ended December 31,
	2010				2009
	4th	3rd	2nd	1st	4th	3rd	2nd	1st

Revenues	$14,673	$10,957	$13,925	$11,265	$14,769	$11,195	$14,664	$17,196
Income (loss) before income taxes	(11,844)	(3,585)	(1,976)	(5,113)	(4,126)	(614)	(2,039)	(1,264)
Net income (loss)	(11,090)	(2,509)	(1,064)	(4,830)	(3,213)	(1,122)	(1,935)	(1,431)

Basic EPS	(0.24)	(0.06)	(0.03)	(0.15)	(0.11)	(0.04)	(0.07)	(0.05)

Common stock price range:

High	$0.88	$1.16	$1.75	$2.14	$2.40	$2.62	$3.00	$2.26
Low	0.35	0.79	1.03	1.35	1.60	1.46	1.18	0.77